EXHIBIT NO. 99.(h) 15

Exhibit E

Third Party Vendors Procured by MFS on behalf of the Funds

Third Party Vendor	Type of Service
Battea Class Action Services LLC	class action settlement proofs of claim filing, foreign action monitoring, and related services